Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Merriman Curhan Ford Group, Inc. for the registration of 50,938,246 shares of its common stock and to the incorporation by reference therein of our reports dated March 30, 2009, with respect to the consolidated financial statements of Merriman Curhan Ford Group, Inc., and the effectiveness of internal control over financial reporting of Merriman Curhan Ford Group, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2008, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
February 22, 2010